Exhibit 23

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in the Registration Statement of Direct Insite Corp. and Subsidiaries on Form SB-2 (File No. 333-128039) of our report dated March 30, 2007, with respect to our audits of the consolidated financial statements of Direct Insite Corp. and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, which report is included in this Annual Report on Form 10-KSB of Direct Insite Corp. and Subsidiaries for the year ended December 31, 2006.

/s/ Marcum & Kliegman LLP

Melville, New York
March 30, 2007